Exhibit 5.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SAN FRANCISCO, CA 94104 (415) 772 1200 (415) 772 7400 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

July 28, 2014

eBay Inc.

2065 Hamilton Avenue

San Jose, California 95125

Re:	eBay Inc.
Floating Rate Notes due 2017
Floating Rate Notes due 2019
2.200% Notes due 2019
2.875% Notes due 2021
3.450% Notes due 2024

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (Registration No. 333-175733) (the “Registration Statement”) filed by eBay Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $450,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2017 (the “2017 Floating Rate Notes”), $400,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2019 (the “2019 Floating Rate Notes”), $1,150,000,000 aggregate principal amount of the Company’s 2.200% Notes due 2019 (the “2019 Fixed Rate Notes”), $750,000,000 aggregate principal amount of the Company’s 2.875% Notes due 2021 (the “2021 Fixed Rate Notes”) and $750,000,000 aggregate principal amount of the Company’s 3.450% Notes due 2024 (the “2024 Fixed Rate Notes;” and together with the 2017 Floating Rate Notes, the 2019 Floating Rate Notes, the 2021 Fixed Rate Notes and the 2024 Fixed Rate Notes, are hereinafter called the “Notes”). The Notes are being issued under an Indenture, dated as of October 28, 2010 (the “Base Indenture”), as amended and supplemented by a Supplemental Indenture, dated as of October 28, 2010 (the “Supplemental Indenture;” the Base Indenture, as amended and supplemented by the Supplemental Indenture, is hereinafter called the “Indenture”), each between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

eBay Inc.

July 28, 2014

In rendering the opinion set forth in this letter, we have examined and relied upon copies of (i) the Registration Statement, (ii) the Company’s prospectus dated July 18, 2014 (the “Base Prospectus”), (iii) the Company’s prospectus supplement dated July 23, 2014 supplementing the Base Prospectus and relating to the Notes, (iv) the Indenture, (v) the certificates in global form evidencing the Notes, (vi) the Underwriting Agreement dated July 23, 2014 (the “Underwriting Agreement”) between the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLP, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, (vii) the Company’s amended and restated certificate of incorporation and amended and restated by-laws and (viii) certain resolutions adopted by the Company’s Board of Directors on June 22, 2011, July 27, 2011 and June 18, 2014 and by the Audit Committee of the Board of Directors (the “Audit Committee”) on January 21, 2014 and by the Unanimous Written Consent of the Audit Committee dated July 22, 2014, in each case as certified by the Secretary of the Company on the date hereof as being true, correct and complete and in full force and effect. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and other documents as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth in this letter. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission. As to facts relevant to the opinion expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Notes are duly executed by a duly authorized officer of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law).

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York) and the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

eBay Inc.

July 28, 2014

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed with the SEC on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP